Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AND MERGER AGREEMENT

by and among

GTC Biotherapeutics, Inc.

LFB Biotechnologies S.A.S.

and

LFB Merger Sub, Inc.

November 8, 2010

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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STOCK PURCHASE AND MERGER AGREEMENT

This Stock Purchase and Merger Agreement (this “Agreement”) dated as of November 8, 2010 is made by and between GTC Biotherapeutics, Inc., a Massachusetts corporation (the “Company”), LFB Biotechnologies S.A.S., a société par actions simplifiée established under the laws of France (“Parent”) and LFB Merger Sub, Inc., a Massachusetts corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, Parent is presently the holder of (i) 21,299,906 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, and (ii) 115 shares of Series D convertible preferred stock, par value $0.01 per share (the “Series D Preferred Stock”), of the Company, which are convertible into 11,500 shares of Common Stock, representing approximately 70% of the issued and outstanding Common Stock (assuming conversion of the Series D Preferred Stock);

WHEREAS, on the terms and subject to the conditions set forth herein, the Company has agreed to issue and sell, and Parent has agreed to purchase, the number of shares of Common Stock as set forth herein (the “Private Placement”);

WHEREAS, following consummation of the Private Placement, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company (the “Merger”) in accordance with Section 11.05 of the Massachusetts Business Corporation Act (“MBCA”) and each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (as defined below in Section 2(c)) of the Merger (other than Excluded Shares (as defined below in Section 2(d)(i)) and other than Dissenting Shares (as defined below in Section (2)(f)) will be canceled and converted into the right to receive cash in an amount equal to $0.30 per share (the “Merger Consideration”), all upon the terms and conditions set forth herein;

WHEREAS, a special committee of the board of directors of the Company (the “Company Board”) consisting solely of independent and disinterested directors (the “Special Committee”) has unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, in accordance with applicable Law, and (iii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, in accordance with applicable Law; and

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, and Parent (in its capacity as the sole shareholder of Merger Sub) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, in each case in accordance with applicable Law;

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby agree as follows:

1. THE PRIVATE PLACEMENT

(a) Purchase of Stock. At the Closing (as defined in Section 6(a)), the Company shall issue and sell to Parent, and Parent shall purchase from the Company, upon the terms and subject to the conditions set forth herein, 61,100,000 shares of Common Stock (the “Shares”) for a purchase price per share of $0.30 (the “Per Share Purchase Price”). Prior to the Closing, Parent may, in its sole discretion and upon written notice to the Company, increase the number of Shares to be purchased hereunder at the Per Share Purchase Price if it is determined that following the Closing, all shares of Common Stock held by Parent, including the Shares and the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, will not represent at least 90% of the issued and outstanding shares of Common Stock.

(b) Form of Payment. At the Closing, Parent shall pay the Company an aggregate amount equal to the Per Share Purchase Price multiplied by the number of Shares to be issued and sold to Parent (the “Purchase Price”), by wire transfer of immediately available funds in accordance with the Company’s written wire instructions previously provided to Parent, and the Company shall deliver to Parent the original certificate or certificates representing the Shares, registered in the name of Parent. Any funds wired by Parent to the Company to satisfy Parent’s obligations to the Company under this Agreement that are received by the Company prior to the Closing Date, pending application of such funds to pay the Purchase Price, shall be treated as additional indebtedness pursuant to the Note Purchase Agreement by and between Parent and the Company dates as of February 22, 2010 and shall have the same terms, including without limitation, interest, security and maturity, as the secured promissory note issued under such agreement; provided, however, that any such funds received by the Company prior to the Closing Date shall become due and payable to Parent within two (2) Business Days of the Termination Date (as defined below) if this Agreement is terminated prior to the Closing Date.

2. THE MERGER

(a) Conversion and Share Contribution. Subject to and promptly following the Closing of the Private Placement, Parent shall convert its shares of Series D Preferred Stock into shares of Common Stock and shall contribute all shares of Common Stock owned by Parent to Merger Sub (the “Conversion and Share Contribution”).

(b) The Merger. Promptly following the Conversion and Share Contribution, in accordance with Section 11.05 of the MBCA (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will cease, and (iii) the Company will continue its corporate existence under Massachusetts law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent. The Merger will have the effects set forth in this Agreement and the applicable provisions of the MBCA.

(c) Effective Time of The Merger. The parties shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with Section 11.06 of the MBCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the MBCA (the date and time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

(d) Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, Parent or the Company or any holder of any securities of Merger Sub, Parent or the Company:

(i) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Merger Sub, Parent, the Company (as treasury stock or otherwise) or any Subsidiary of the Company (each an “Excluded Share,” and collectively the “Excluded Shares”) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(ii) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and, except as provided in Section 2(f), Dissenting Shares), will be converted into the right to receive the Merger Consideration in cash from the Surviving Corporation without interest.

(iii) Cancellation of Shares. At the Effective Time, all shares of Common Stock will cease to be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders will be removed from the registry of holders of such shares, and, subject to Section 2(f), each holder of a certificate formerly representing any such shares of Common Stock (each, a “Certificate”) and each holder of a Book-Entry Share, in each case other than Excluded Shares and Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with this Section 2, and (B) any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder, in each case without interest.

(iv) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Surrender of Certificates and Book-Entry Shares.

(i) Paying Agent. Prior to the Effective Time, for the benefit of the holders of shares of Common Stock (other than Excluded Shares), Parent or Merger Sub will (A) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (B) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2(e)(vi)) and the Book-Entry Shares in accordance with this Section 2 from time to time after the Effective Time. On or prior to the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to this Section 2 upon surrender of such Certificates and Book-Entry Shares (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than the payment of Merger Consideration pursuant to this Section 2 and the terms of this Agreement. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.

(ii) Payment Procedures. Promptly after the Effective Time, but in no event more than ten (10) days after the Effective Time, the Surviving Corporation or Parent will cause the Paying Agent to mail to each holder of record of shares of Common Stock (other than Excluded Shares) a letter of transmittal in customary form reasonably acceptable to the Company and Parent (which shall specify that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2(e)(vi)) or Book-Entry Shares, as the case may be, to the Paying Agent), instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and an appraisal notice meeting the requirements of Part 13 of the MBCA. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof and a bond, if required, pursuant to Section 2(e)(vi)) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration (after giving effect to any required Tax withholdings) for each share of Common Stock (other than Excluded Shares and Dissenting Shares) formerly represented by such Certificate or Book-Entry Share that such holder has the right to receive pursuant to this Section 2, and the Certificate or Book-Entry Share so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(iii) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or other Person in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(iv) No Further Transfers. After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book Entry Shares presented to the Surviving Corporation or the Paying Agent for transfer shall be canceled and exchanged for the Merger Consideration in accordance with this Section 2.

(v) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Section 2 will thereafter look only to the Surviving Corporation and Parent for payment of such holder’s claims for Merger Consideration. Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of shares of Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(vi) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may reasonably determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such shares of Common Stock in accordance with Part 13 of the MBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or shall have effectively withdrawn, waived or otherwise lost such holder’s right to appraisal, if any. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of such Part 13 of the MBCA. If, after the Effective Time, such holder fails to perfect, effectively withdraws, waives or otherwise loses any such right to appraisal, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to this Section 2 without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as otherwise required by Law, make any payment with respect to, or settle or offer to settle, any such demands, nor shall the Company agree to or commit to making any such payment or settlement or admit to any liability with respect to such matters. For the avoidance of doubt, it is acknowledged and agreed that, in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Part 13 of the MBCA without regard to the Private Placement or the Shares issued in the Private Placement or any amounts paid by Parent or Merger Sub to the Company for the Shares issued in the Private Placement.

(g) Treatment of Company Equity Awards, ESPP and Warrants.

(i) Stock Options. As of the Effective Time, each option to acquire shares of Common Stock (a “Company Stock Option”) under the Company’s Amended and Restated 1993 Equity Incentive Plan and Amended and Restated 2002 Equity Incentive Plan (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become vested (a complete list of which is set forth on Section 3(c) of the Company Disclosure Letter as of the date of this Agreement) with respect to the maximum number of shares of Common Stock covered thereby and shall be cancelled, and the holder of such Company Stock Option will thereafter be entitled to receive from the Surviving Corporation an amount in cash (without interest and less any applicable Taxes required to be withheld with respect to such payment) equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option multiplied by (B) the maximum number of shares subject to such Company Stock Option with respect to which such Company Stock Option shall not theretofore have been previously exercised or canceled (the “Option Consideration”). Payment of the Option Consideration shall be made as soon as practicable after the Effective Time, except as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Restricted Stock. At the Effective Time, each share of Common Stock subject to a restricted stock agreement under the Company Stock Plans (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time (a complete list of which is set forth on Section 3(c) of the Company Disclosure Letter as of the date of this Agreement) shall become fully vested and free of all restrictions as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with this Section 2.

(iii) RSUs. As of the Effective Time, each restricted stock unit award with respect to shares of Common Stock granted by the Company under the Company Stock Plans (each, a “Company RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time (a complete list of which is set forth on Section

3(c) of the Company Disclosure Letter as of the date of this Agreement) shall be cancelled, and the holder of such Company RSU shall be entitled to receive from the Surviving Corporation an amount in cash (without interest and less any applicable Taxes required to be withheld with respect to such payment) equal to (A) the Merger Consideration multiplied by the maximum number of shares of Common Stock subject to such Company RSU as of the Effective Time plus (B) any dividend equivalents accrued with respect to such Company RSU prior to the Effective Time but not yet distributed as of the Effective Time (other than any such dividend equivalents that are held in the form of Company RSUs as of the Effective Time) (the “RSU Consideration”). Payment of the RSU Consideration shall be made as soon as practicable after the Effective Time, except as necessary to comply with Section 409A of the Code.

(iv) ESPP. The Company shall take any and all actions with respect to the Company’s 2002 Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that: (i) with respect to the Offering Period (as defined in the ESPP) in effect as of the date hereof, no employee who is not a participant in the ESPP as of the date hereof may become after the date hereof a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the ESPP shall terminate, effective immediately before the Effective Time (the “ESPP Termination Date”); and (iii) if the Offering Period in effect as of the date hereof terminates prior to the ESPP Termination Date, the ESPP shall be suspended and no new Offering Period will be commenced under the ESPP unless this Agreement shall have terminated prior to the consummation of the Merger. If such Offering Period is still in effect on the ESPP Termination Date, then on the ESPP Termination Date, each purchase right under the ESPP as of the ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for such Offering Period to the purchase of a number of whole shares of Common Stock (subject to the provisions of the ESPP regarding the number of shares purchasable) at an exercise price per share determined pursuant to the terms of the ESPP, which number of shares will then be cancelled and converted into the right to receive the Merger Consideration in accordance with this Section 2. Any excess payroll deductions not used as a result of ESPP share limitations shall be distributed to each participant without interest. If a fractional number of shares of Common Stock results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest.

(v) Warrants. Prior to the Effective Time, the Company shall take all steps necessary to cause all warrants to purchase shares of Common Stock (the “Company Warrants”) that are outstanding immediately prior to the Effective Time (a complete list of which is set forth on Section 3(c) of the Company Disclosure Letter as of the date of this Agreement) to be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld with respect to such payment) equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Warrant multiplied by (B) the number of shares of Common Stock subject to such Company Warrant (the “Warrant Consideration”). Payment of the Warrant Consideration shall be made as soon as practicable after the Effective Time.

(vi) Termination of Company Stock Plans. At or prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to ensure that, as of the Effective Time, the Company Stock Plans shall terminate and no Person shall have any right under the Company Stock Plans, except as set forth herein.

(vii) No Further Awards. From and after the date of this Agreement, the Company shall not, without the prior written consent of Parent, grant or issue any Company Stock Options, Company Restricted Shares, Company RSUs, Company Warrants or any other right to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or any of their Subsidiaries.

(viii) Company Actions. The Company shall take any actions reasonably necessary to effectuate the provisions of this Section 2(g); it being understood that the intention of the parties is that immediately following the Effective Time no holder of any Company Stock Option, Company Restricted Share, Company RSU, Company Warrant or any participant in any Company Stock Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or any of their Subsidiaries.

(h) Charter and Bylaws.

(i) At the Effective Time, the Company’s articles of organization shall be amended so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the articles of organization of Merger Sub, except (A) for Article FIRST, which shall read “The name of the corporation is GTC Biotherapeutics, Inc. and (B) to give effect to the indemnification and exculpation provisions of Section 5(c) hereof. As so amended, such articles of organization shall be the articles of organization of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(ii) At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that (A) the name of the Surviving Corporation shall be GTC Biotherapeutics, Inc. until thereafter amended as provided therein or by applicable Law and (B) to give effect to the indemnification and exculpation provisions of Section 5(c) hereof).

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:.

(a) Organization; Power; Qualification. The Company and each of its Subsidiaries (as defined in Section 3(e)) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Corporate Authorization; Enforceability.

(i) The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Special Committee has determined that the transactions contemplated by this Agreement, are fair to, and in the best interests of, all holders of Common Stock, and recommended that the Company Board approve this Agreement and the transactions contemplated by this Agreement. The Company Board has duly and validly authorized the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby in accordance with the MBCA. No other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby other than, in the case of the Merger, the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the provisions of the MBCA.

(ii) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditor’s rights generally, (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding at Law or in equity), and (C) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

(c) Capitalization; Equity Awards.

(i) The Company’s authorized capital stock consists solely of 210,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 15,000 shares are designated as Series D Preferred Stock. As of September 30, 2010, 30,459,485 shares of Common Stock were issued and outstanding (none of which are Company Restricted Shares), all of which are validly issued, fully paid and nonassessable, and 115 shares of Series D Preferred Stock were issued or outstanding, all of which are validly issued, fully paid and nonassessable. As of the date of this Agreement, no shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company. No shares of Common Stock are held by any Subsidiary of the Company. As of the date of this Agreement, Company Stock Options to purchase 797,324 shares of Common Stock were outstanding, no shares of Common Stock were subject to outstanding Company RSUs and Company Warrants to purchase 4,356,826 shares of Common Stock were outstanding. As of the date of this Agreement, except as set forth in this Section 3(c), or in Section 3(c) of the Company Disclosure Letter, there are no outstanding shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company.

(ii) Section 3(c) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of outstanding Company Restricted Shares, Company Stock Options and Company RSUs, including the holder thereof, the date of grant, the term, the number of shares of Common Stock subject to such award, the vesting provisions of such award, the Company Stock Plan under which such award was granted and, where applicable, the exercise price.

(iii) Section 3(c) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of outstanding Company Warrants, including the holder thereof, the date of issuance, the term, the number of shares of Common Stock subject to such Company Warrant and the exercise price.

(iv) Except as set forth in this Section 3(c), or in Section 3(c) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any shares of Common Stock, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company.

(v) There are no agreements or understandings requiring consent or approval from the holder of any Company Stock Options, Company Restricted Shares, Company RSUs or Company Warrants to purchase any shares of Common Stock, Preferred Stock, or capital stock of the Company or any of its Subsidiaries to effectuate the terms of this Agreement.

(d) Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms hereof, will be (i) validly issued, fully paid and non-assessable and (ii) free from all Taxes, liens and charges with respect to the issuance thereof, other than any liens or encumbrances created by or imposed by Parent, and not subject to preemptive rights or other similar rights of shareholders of the Company.

(e) Subsidiaries. Section 3(e) of the Company Disclosure Letter lists each Subsidiary of the Company as of the date of this Agreement (each, a “Subsidiary” and collectively, the “Subsidiaries”) and the jurisdiction of organization of each such Subsidiary. All of the issued and outstanding shares of capital stock, voting securities, profits interests or other equity or equity-like interests of the Company’s Subsidiaries are directly or indirectly owned, beneficially and of record, by the Company, free and clear of all Liens, other than Liens created as a result of federal or state securities laws, Liens for Taxes not yet due or that are being contested in good faith and Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities or other outstanding indebtedness, and all such shares or interests have been duly authorized, validly issued and fully paid and nonassessable, free of any preemptive rights.

(f) Required Filings and Consents. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, national, federal, state, provincial or local governmental, regulatory or administrative authority, including the SEC, agency, commission or court (each, a “Governmental Entity”), other than: (i) the filing and recordation of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); (iii) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states; (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a transaction statement on Schedule 13E-3 pursuant to the requirements of Rule 13e-3 of the Exchange Act (the “Transaction Statement”); (v) compliance with and filings under any applicable competition or merger control Laws of any jurisdiction (the “Foreign Merger Control Laws”); and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

(g) Non Contravention. Except as set forth on Section 3(g) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not:

(i) conflict with or result in any breach of any provision of the articles of organization and bylaws (or the equivalent organizational documents) of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement;

(ii) result in any violation, or the breach of, constitute a default, give rise to any right of modification, termination, cancellation or acceleration under, require notice or consent under, or result in the creation or imposition of a Lien under, any contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound;

(iii) contravene or conflict with, or result in any violation or breach of, any Permit of the Company or any of its Subsidiaries; or

(iv) violate the provisions of any Law or Order applicable to the Company or any of its Subsidiaries;

except with respect to clauses (ii), (iii) and (iv) above, for such violations, breaches, defaults, or rights of modification, termination, cancellation or acceleration, failure to obtain notices or consents, or the imposition of Liens which would not reasonably be expected to have a Company Material Adverse Effect.

(h) Takeover Statutes; Rights Agreement. The Company and the Company Board (or a committee thereof) have taken all necessary action in order to (i) render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Company’s articles of organization or the laws of the Commonwealth of Massachusetts or any other jurisdiction that is, or is reasonably likely to become, applicable to the Company as a result of the transactions contemplated by this Agreement and (ii) waive the provisions of that certain Shareholder Rights Agreement, dated as of May 31, 2001, between the Company and American Stock Transfer and Trust Company, as amended from time to time (the “Rights Agreement”), in connection with the transactions contemplated by this Agreement.

(i) Opinion of Financial Advisor. Caymus Partners LLC has delivered to the Special Committee, its written opinion (or oral opinion to be confirmed in writing) to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

(j) Brokers and Finders. Other than Caymus Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(k) Transaction Statement. None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company for inclusion in the Transaction Statement will, at the times such document (including any amendments thereto) is filed with the SEC and is mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Transaction Statement will not, at the time the Transaction Statement is filed with the SEC and at all times prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any affiliate of Parent or Merger Sub expressly for inclusion in the Transaction Statement. The Transaction Statement will, at the time the Transaction Statement is filed with the SEC, at the time it is mailed to the shareholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(l) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3 or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes or has made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization and Power. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of France and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time.

(b) Corporate Authorization. Parent and Merger Sub each have the requisite corporate or other power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.

(c) Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (c) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

(d) Required Filings and Consents. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than: (i) the filing and recordation of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts; (ii) applicable requirements of the Exchange Act or the Securities Act; (iii) the filing with the SEC of the Transaction Statement; (iv) compliance with and filings under any applicable Foreign Merger Control Laws; and (v) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Merger Sub Material Adverse Effect.

(e) Non Contravention. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement will not:

(i) conflict with, or result in any breach of any provision of the charter, bylaws or other organizational documents of either Parent or Merger Sub;

(ii) result in any violation, or the breach of, or constitute a default under, give rise to any right of modification, termination, cancellation or acceleration under, or result in the creation or imposition of a Lien, under any contract to which Parent or Merger Sub is a party or by which any of them is otherwise bound;

(iii) contravene or conflict with, or result in any violation or breach of, any Permit of Parent or Merger Sub; or

(iv) violate the provisions of any Law or Order applicable to Parent or Merger Sub;

except with respect to clauses (ii), (iii) and (iv) above, for such violations, breaches, defaults, or rights of modification, termination, cancellation or acceleration, failure to obtain notices or consents, or the imposition of Liens which would not reasonably be expected to have a Merger Sub Material Adverse Effect.

(f) Financing. At the date hereof, Parent and Merger Sub have, and at the Closing and Effective Time, Parent and Merger Sub will have, immediately available funds sufficient to pay the aggregate Purchase Price and Merger Consideration, as the case may be, and any other payments contemplated by this Agreement and to pay all fees and expenses of Parent and Merger Sub related to the transactions contemplated by this Agreement.

(g) Transaction Statement. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or any affiliate of Parent or Merger Sub for inclusion in the Transaction Statement will, at the times such document (including any amendments thereto) is filed with the SEC and at all times prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Transaction Statement will not, at the time such document is filed with the SEC and is mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any affiliate of the Company (other than Parent) expressly for inclusion in the Transaction Statement. The

Transaction Statement will, at the time the Transaction Statement is filed with the SEC, at the time it is mailed to the shareholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(h) No Other Representations and Warranties; Knowledge. Except for the representations and warranties contained in this Section 4 or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

5. ADDITIONAL AGREEMENTS

(a) Transaction Statement. The parties will take all necessary action such that the Transaction Statement will not, at the time it is first mailed and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The parties will take all necessary action such that the Transaction Statement will, at the time it is first mailed, at the time any amendment or supplement thereto is filed with the SEC, and at the Effective Time, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(b) Notices of Certain Events.

(i) The Company will notify Parent and Merger Sub (and provide copies if applicable) of (A) any written or oral communication from any Governmental Entity or any third party alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (B) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (C) the commencement or threat, in writing, of any Legal Action affecting the Company or any of its Subsidiaries or any of their respective properties or assets, or any employee, agent, director or officer, in his or her capacity as such, which relates to the transactions contemplated by this Agreement, (D) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes, or would reasonably be expected to cause, any condition to the obligations of the Company to effect the transactions contemplated by this Agreement not to be satisfied, (E) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (F) the occurrence of an event which would reasonably be expected to have a Company Material Adverse Effect or that would otherwise reasonably be expected to cause a condition in Section 6(c) not to be satisfied. With respect to any of the foregoing, the Company will consult with Parent and Merger Sub and their representatives so as to permit the Company and Parent and their respective representatives to cooperate to take appropriate measures to avoid or mitigate adverse consequences that may result from any of the foregoing.

(ii) Parent and Merger Sub will notify the Company of (A) any written or oral communication from any Governmental Entity or any third party alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (B) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (C) the commencement or threat in writing of any Legal Actions affecting Parent or any of its affiliates that are related to the transactions contemplated by this Agreement, (D) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which causes, or is reasonably expected to cause, any condition to the obligations of Parent or Merger Sub to effect the transactions contemplated by this Agreement not to be satisfied, (E) any material failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (F) the occurrence of any event that would reasonably be expected to have a Merger Sub Material Adverse Effect or that would otherwise reasonably be expected to cause a condition in Section 6(d) not to be satisfied. With respect to any of the foregoing, Parent and Merger Sub will consult with the Company and its representatives so as to permit the Company and Parent and Merger Sub and their respective representatives to cooperate to take appropriate measures to avoid or mitigate adverse consequences that may result from any of the foregoing.

(c) Directors’ and Officers’ Indemnification and Insurance.

(i) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of organization or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of organization and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries, and all rights to indemnification in respect of any Legal Action pending or asserted or any claim made within such period shall continue until the disposition of such Legal Action or resolution of such claim.

(ii) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Legal Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Legal Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

(iii) Parent shall negotiate (with the assistance of the Company or its representative) and purchase “tail” insurance coverage from the Company’s existing directors and officers liability and fiduciary liability insurers, or from other insurers of commensurate or better financial strength, that provides for a period of six (6) years that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing directors and officers liability and fiduciary insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage (“D&O and Fiduciary Insurance”); provided however that the aggregate cost for the purchase of such tail coverage (for the entire six (6) year tail coverage period) shall not exceed more than 250% of the aggregate annual premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program for the most recent fiscal year, provided, further, that should the cost of D&O and Fiduciary Insurance exceed the 250% cap, Parent shall instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program.

(iv) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of organization and bylaws or other similar organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the MBCA or otherwise. The provisions of this Section 5(d) shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(v) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5(d). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’

and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5(d) is not prior to, or in substitution for, any such claims under any such policies.

(d) Reasonable Efforts.

(i) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Section 6 are satisfied and to consummate the transactions contemplated by this Agreement, including the Merger following the Closing as promptly as practicable, including (A) obtaining all necessary actions or non-actions, waivers, consents and approvals from any Governmental Entity, (B) making, as promptly as practicable, appropriate filings under any Foreign Merger Control Law, if required, (C) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement, (D) subject to first having used its commercially reasonable efforts to negotiate a reasonable resolution of any objections underlying Legal Actions, defending and contesting any such Legal Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (E) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(ii) Parent and Merger Sub and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions contemplated by this Agreement, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to or received from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (A) as necessary to comply with contractual arrangements, (B) as necessary to address good faith legal privilege or confidentiality concerns and (C) as necessary to comply with applicable Law. Neither Parent and Merger Sub nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).

(iii) Each of Parent and Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent and Merger Sub or the Company (or any of their respective affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless, except where prohibited by Law, it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its commercially reasonable efforts (A) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used commercially reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(e) Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company and their respective boards of directors will (i) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, and (ii) otherwise act to eliminate or minimize the effects of such takeover statute.

(f) Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective, as of the Effective Time, of those directors and officers of the Company or any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.

(g) Conduct of Business of the Company, Parent and Merger Sub Pending the Merger. Each of the Company, Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, knowingly take or permit any action (i) to cause its respective representations and warranties set forth in Sections 3 or 4, as applicable, to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

(h) Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the transactions contemplated hereby.

(i) Competing Transactions.

(i) The Company will notify Parent promptly (and in all cases within one (1) Business Day) after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry (including copies of any written proposals or inquiries or, in the case of oral proposals or inquiries, a complete summary of the terms thereof).

(ii) If at any time prior to the Closing Date, the Company receives a proposal for a Competing Transaction that the Company Board (or an independent committee thereof) concludes in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board (or independent committee thereof) may terminate this Agreement in accordance with Section 7(a)(viii); provided, however, that such actions in this Section 5(i)(ii) may only be taken at a time that is after (A) the fifth (5th) business day following Parent’s receipt of written notice from the Company that the Company Board (or independent committee thereof) is prepared to take such action (which notice will specify the material terms of the applicable proposal) (the “Subsequent Determination Notice”), and (B) at the end of such period, the Company Board (or and independent committee thereof) determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with outside legal counsel and financial advisors, that such proposal remains a Superior Proposal. During any such five (5) Business Day period, Parent shall be entitled to deliver to the Company one or more counterproposals to such proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Company shall be required to deliver a new Subsequent Determination Notice to Parent and to again comply with the requirements of this Section 5(i)(ii) with respect to such new Subsequent Determination Notice.

(iii) Nothing contained herein shall obligate Parent or any affiliate of Parent to sell or otherwise dispose of any shares of Common Stock or other securities of the Company pursuant to any Competing Transaction or to vote any shares of Common Stock or other voting securities of the Company in favor of any Competing Transaction, whether or not any such Competing Transaction is deemed by the Company Board (or an independent committee thereof) to constitute a Superior Proposal.

6. CLOSING; CONDITIONS TO CLOSING AND MERGER

(a) Closing Date. Subject to the prior satisfaction or waiver of the conditions set forth in subsections (b), (c) and (d) of this Section 6, the date and time of the closing of the Private Placement pursuant to Section 1 (the “Closing”) shall occur at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts at such date and time as may be agreed upon between the Company and Parent (the “Closing Date”).

(b) Mutual Conditions. The respective obligations of each party to effect the Private Placement shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent, Merger Sub and the Company):

(i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect that has the effect of making the Private Placement or the Merger illegal or otherwise preventing or prohibiting the consummation of the Private Placement or the Merger. No Governmental Entity shall have commenced and not withdrawn any proceeding seeking to enjoin or otherwise prohibit consummation of the Private Placement or the Merger.

(ii) The requirements of Rule 13e-3 of the Exchange Act shall have been fully complied with, including, without limitation, the passing of twenty (20) days from the date of the mailing of the Transaction Statement to the holders of Common Stock not affiliated with Parent and its affiliates.

(c) Conditions to Obligations of Parent and Merger Sub. The Parent’s obligation to purchase the Shares in the Private Placement and effect the Merger shall be subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub at any time in their sole discretion:

(i) The receipt of evidence that no further waiver of the Rights Agreement is required in connection with the transactions contemplated by this Agreement.

(ii) Receipt of certificates representing the Shares or receipt of evidence that the Company’s transfer agent has been irrevocably instructed to issue certificates, dated the Closing Date, representing the Shares.

(iii) The representations and warranties of the Company in this Agreement shall be true, correct and complete as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true, correct and complete as of such date) except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to result in a Company Material Adverse Effect and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing except where the failure to satisfy or comply with such covenants, agreements and conditions, individually or in the aggregate, does not have or would not reasonably be expected to result in a Company Material Adverse Effect.

(iv) Since the date of this Agreement, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Company Material Adverse Effect.

(v) Parent shall have received irrevocable resignations effective, as of the Effective Time, of those individuals designated by Parent to the Company pursuant to Section 5(f) as directors of the Company and Subsidiaries of the Company.

(vi) Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the notices set forth on Section 3(g) of the Company Disclosure Letter the failure of which to be delivered would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, shall have been delivered, and the consents or waivers set forth on Section 3(g) of the Company Disclosure Letter the failure of which to be received would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, shall have been received.

(vii) The receipt of such other information, certificates and documents as Parent may reasonably request.

(d) Conditions to the Obligations of the Company. The Company’s obligation to issue and sell the Shares in the Private Placement shall be subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true, correct and complete as of such date) except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to result in a Merger Sub Material Adverse Effect and Parent and Merger Sub shall have performed, satisfied and complied with in all material respects the covenants, agreements and conditions of to be performed, satisfied or complied with by Parent and Merger Sub under this Agreement at or prior to the Closing except where the failure to satisfy or comply with such covenants, agreements and conditions, individually or in the aggregate, does not have or would not reasonably be expected to result in a Merger Sub Material Adverse Effect.

(ii) The receipt of the Purchase Price as set forth in Section 1(b).

(iii) The receipt of such other information, certificates and documents as the Company may reasonably request.

7. TERMINATION, AMENDMENT AND WAIVER

(a) Termination. This Agreement may be terminated prior to the Closing (the date of any such termination, the “Termination Date”):

(i) by mutual agreement of Parent and the Company;

(ii) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) that has the effect of making the consummation of the Private Placement or the Merger illegal or otherwise preventing or prohibiting consummation of the Private Placement or the Merger which has become final and non-appealable;

(iii) by Parent, if prior to the Closing there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (a) give rise to the failure of a condition set forth in Section 6(c)(iii) and (b) is either incurable or, if curable, is not cured by the Company within 30 days following receipt by the Company of written notice of such breach or failure; provided that such breach or inaccuracy shall not have resulted from or been caused by the failure of Parent or Merger Sub to perform, in any material respect, any of their covenants or agreements contained in this Agreement;

(iv) by the Company, if prior to the Closing there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy would (a) give rise to the failure of a condition set forth in Section 6(d)(i) and (b) is either incurable or, if curable, is not cured by Parent or Merger Sub within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure; provided that such breach or inaccuracy shall not have resulted from or been caused by the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement; and

(v) by Parent, if since the date of this Agreement and prior to the Closing, there shall have occurred any event or occurrence or any circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Company Material Adverse Effect.

(vi) by the Company, if since the date of this Agreement and prior to the Closing, there shall have occurred any event or occurrence or any circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Merger Sub Material Adverse Effect.

(vii) By Parent, if the Company breaches any covenant or agreement set forth in Section 5(i) in any material respect.

(viii) By the Company in accordance with Section 5(i).

(b) Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7(a), written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of this Section 7(b), Section 7(c) and Section 8 shall survive any such termination and shall remain in full force and effect; provided, however, that nothing herein shall relieve any party hereto from liability for fraud or any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

(c) Fees and Expenses.

(i) Except as set forth below in Sections 7(c)(ii) and 7(c)(iii), each of Parent, Merger Sub and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Private Placement and Merger are consummated.

(ii) In the event this Agreement shall be terminated by the Company pursuant to Section 7(a)(iv) or Section 7(a)(vi), Parent shall pay the Company an amount equal to the reasonable expenses incurred by the Company in connection with the transactions contemplated by this Agreement (“Company Transaction Expenses”) within two (2) business days of the Termination Date by wire transfer of immediately available funds.

(iii) In the event this Agreement shall be terminated by the Company pursuant to Section 7(a)(viii) or by Parent pursuant to Section 7(a)(vii), the Company shall pay Parent an amount equal to the reasonable expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement (“Parent Transaction Expenses”) plus $200,000 (the “Termination Fee”) within two (2) business days of the Termination Date by wire transfer of immediately available funds.

(iv) Notwithstanding anything contained herein to the contrary, the Company acknowledges and agrees that in the event that the Company is entitled to receive Company Transaction Expenses pursuant to this Agreement, the right of the Company to receive such amount shall constitute the Company’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(v) Notwithstanding anything contained herein to the contrary, Parent acknowledges and agrees that in the event that Parent is entitled to receive the Parent Transaction Expenses and the Termination Fee pursuant to this Agreement, the right of Parent to receive such amounts shall constitute Parent’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(d) Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

(e) Waiver. At any time prior to the Closing or the Effective Time, as applicable, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8. MISCELLANEOUS

(a) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Massachusetts. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(b) Entire Agreement. This Agreement and the documents referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the documents referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(c) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) upon receipt, when sent via a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Suite 410

Framingham, MA 01702

Telephone: (508) 270-2061

Facsimile:  (508) 271-3491

Attention:  William K. Heiden, Chairman, CEO and President

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Tel: (617) 570-1000

Fax: (617) 523-1231

Attn: George W. Lloyd, Esq.

and to:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Suite 410

Framingham, MA 01702

Telephone:    (508) 270-2061

Facsimile:      (508) 271-3491

Attention:      Michael J. Landine, Director

with a copy to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Tel: (617) 951-8000

Fax: (617) 951-8736

Attn: John J. Concannon, III, Esq.

If to Parent or Merger Sub:

LFB Biotechnologies S.A.S.

3, avenue des Tropiques

LES ULIS

91940 Courtaboeuf - France

Tel:   +33 (0) 1 69 82 70 10

Fax:   +33 (0) 1 6982 72 67

Attn:  Christian Bechon, President

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Tel: (617) 542-6000

Fax: (617) 542-2241

Attn: Brian P. Keane, Esq.

(d) Assignment. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided that Parent and Merger Sub may assign any of its rights and obligations hereunder, in whole or in part, to any subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8(d) shall be null and void ab initio and of no force and effect.

(e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) the provisions of Section 5(c) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (ii) the right of the holders of equity interests of the Company to receive the Merger Consideration, the Option Consideration, the RSU Consideration or the Warrant Consideration, as the case may be, pursuant to the terms and conditions of this Agreement.

(f) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(g) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(h) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(i) Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Closing.

(j) Headings. The headings of this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(k) Counterparts. This Agreement may be executed in identical counterparts, all of which shall be deemed an original but all of which shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[Remainder of page intentionally left blank.

Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase and Merger Agreement to be duly executed as of the date first written above.

GTC BIOTHERAPEUTICS, INC.

By:	/s/ William K. Heiden
William K. Heiden Chairman, CEO and President

LFB BIOTECHNOLOGIES S.A.S.

By:	/s/ Christian Béchon
Christian Béchon President

LFB MERGER SUB, INC.

By:	/s/ Christian Béchon
Christian Béchon President

ANNEX A

Defined Terms

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Merger” shall have the meaning set forth in Section 2(c).

“Book-Entry Shares” shall have the meaning set forth in Section 2(d)(iii).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or commercial banks located in Boston, Massachusetts are permitted or required by law to close.

“Certificate” shall have the meaning set forth in Section 2(d)(iii).

“Closing” shall have the meaning set forth in Section 6(a).

“Closing Date” shall have the meaning set forth in Section 6(a).

“Code” shall have the meaning set forth in Section 2(g)(i).

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall have the meaning set forth in Section 3.

“Company Material Adverse Effect” means an effect, event, occurrence, development or change (each, an “Effect”) that, individually or when taken together with all other Effects, has a material adverse effect on the current business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from (a) a decrease in the market price of shares of Company Common Stock in and of itself, it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect, (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in the pharmaceutical or biotechnology industries), (c) changes in general legal, Tax, regulatory, political or business conditions in the countries in which the Company does business, (d) general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in such industries), (e) changes in GAAP, (f) the announcement or pendency of the transactions contemplated by this Agreement and compliance with the terms and conditions of this Agreement, (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or the significant worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (h) earthquakes, hurricanes, floods, or other natural disasters, (i) the fact, in and of itself (and not the underlying causes thereof) that the Company or its subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (j) any action taken by the Company pursuant to this Agreement or in furtherance of the transactions contemplated hereby or at the request or with the consent of Parent; provided that any and all matters disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, and the continuation of any trends disclosed therein, will be disregarded for purposes of determining whether an Company Material Adverse Effect has occurred or is reasonably likely to occur.

“Company Restricted Share” shall have the meaning set forth in Section 2(g)(ii).

“Company RSU” shall have the meaning set forth in Section 2(g)(iii).

“Company Stock Option” shall have the meaning set forth in Section 2(g)(i).

“Company Stock Plans” shall have the meaning set forth in Section 2(g)(i).

“Company Transaction Expenses” shall have the meaning set forth in Section 7(c)(ii).

“Company Warrants” shall have the meaning set forth in Section 2(g)(v).

“Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction following which any Person (other than Parent or Merger Sub) will own all of the assets or voting securities of the Company; or (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets and liabilities of the Company; or (iii) a tender offer or exchange offer for 90% or more of the outstanding voting securities of the Company.

“Conversion and Share Contribution” shall have the meaning set forth in Section 2(a).

“D&O and Fiduciary Insurance” shall have the meaning set forth in Section 5(c)(iii).

“Dissenting Shares” shall have the meaning set forth in Section 2(f).

“Effective Time” shall have the meaning set forth in Section 2(c).

“ESPP” shall have the meaning set forth in Section 2(g)(iv).

“ESPP Termination Date” shall have the meaning set forth in Section 2(g)(iv).

“Exchange Act” shall have the meaning set forth in Section 3(f).

“Excluded Share” shall have the meaning set forth in Section 2(d)(i).

“Excluded Shares” shall have the meaning set forth in Section 2(d)(i).

“Foreign Merger Control Laws” shall have the meaning set forth in Section 3(f).

“Governmental Entity” shall have the meaning set forth in Section 3(f).

“Indemnified Party” shall have the meaning set forth in Section 5(c)(ii).

“Laws” means any domestic or foreign laws, statutes, ordinances, rules or regulations enacted, issued, adopted, promulgated or applied by any Governmental Entity that are applicable to the Persons or Persons referenced.

“Legal Action” means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, arbitrations, or hearings, or notices of violation.

“Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, charges, restrictions on voting or transfer, or other encumbrances that are material to the specific property referenced.

“MBCA” shall have the meaning set forth in the Recitals.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Option Consideration” shall have the meaning set forth in Section 2(g)(i).

“Order” means any order, judgment, injunction, award or decree adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Transaction Expenses” shall have the meaning set forth in Section 7(c)(iii).

“Paying Agent” shall have the meaning set forth in Section 2(e)(i).

“Payment Fund” shall have the meaning set forth in Section 2(e)(i).

“Per Share Purchase Price” shall have the meaning set forth in Section 1(a).

“Permit” means any permit, license, approval, franchise, agreement, qualification, authorization or registration of any Governmental Entity.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Preferred Stock” shall have the meaning set forth in Section 3(c)(i).

“Private Placement” shall have the meaning set forth in Recitals.

“Purchase Price” shall have the meaning set forth in Section 1(a).

“Rights Agreement” shall have the meaning set forth in Section 3(h).

“RSU Consideration” shall have the meaning set forth in Section 2(g)(iii).

“SEC” shall have the meaning set forth in Section 3(f).

“Securities Act” shall have the meaning set forth in Section 3(f).

“Series D Preferred Stock” shall have the meaning set forth in Recitals.

“Shares” shall have the meaning set forth in Section 1(a).

“Special Committee” shall have the meaning set forth in the Recitals.

“Subsequent Determination Notice” shall have the meaning set forth in Section 5(i)(ii).

“Subsidiaries” shall have the meaning set forth in Section 3(e).

“Subsidiary” shall have the meaning set forth in Section 3(e).

“Superior Proposal” means any bona fide written proposal for a Competing Transaction made by a third party that the Company Board (or an independent committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view to the Company’s shareholders (other than Parent and Merger Sub) than the Merger, taking into account all financial, regulatory, legal and other aspects of such proposal including, without limitation, the likelihood of consummation including, but not limited to, the availability of fully committed financing and the Company’s remedies in the event that the financing is not available.

“Surviving Corporation” shall have the meaning set forth in Section 2(b).

“Tax” means any and all federal, state, local, foreign and other taxes, levies, fees, duties, and similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed, assessed or collected by or under the authority of any Governmental Entity.

“Termination Date” shall have the meaning set forth in Section 7(a).

“Termination Fee” shall have the meaning set forth in Section 7(c)(iii).

“Transaction Statement” shall have the meaning set forth in Section 3(f).

“Warrant Consideration” shall have the meaning set forth in Section 2(g)(v).